UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2020

Trecora Resources
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33926 (Commission File Number)	75-1256622 (IRS Employer Identification No.)

1650 Hwy 6 South, Suite 190
Sugar Land, Texas 77478
(Address of principal executive offices, including Zip Code)

(281) 980-5522
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	TREC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01 Other Events.
As previously disclosed, Trecora Resources (the "Company") has entered into a Share Sale and Purchase Agreement, dated September 22, 2019 (as amended, the "Purchase Agreement"), among the Company, Al Masane Al Kobra Mining Company, a Saudi Arabian closed joint stock company ("AMAK"), and certain other existing shareholders of AMAK (collectively, the "Purchasers") pursuant to which the Company agreed to sells its 33.3% equity interest in AMAK to the Purchasers (the "Share Sale"). The Company has completed one closing of the Share Sale with respect to 4,000,000 ordinary shares of AMAK.
On July 28, 2020, the Company reduced its equity ownership interest in AMAK from 28.3% to 27.0% through the partial closing of the Share Sale by completing the sale of 975,000 shares to one of the Purchasers under the Purchase Agreement for an aggregate purchase price of SAR 9.75 million (approximately US$2.60 million). This aggregate purchase price reflects the payment of approximately US$2.53 million received on July 28, 2020, and the application of 50% of the deposit related to these shares previously paid to the Company which was not otherwise forfeited by the Purchaser. The Company continues to hold a remaining portion of 25,000 shares that are allocated to this Purchaser as part of the Share Sale.
A copy of the press release announcing this partial closing of the Share Sale is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release of the Company, dated July 30, 2020

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TRECORA RESOURCES

Date: August 3, 2020        By: /s/ Michael W. Silberman
Michael W. Silberman
Corporate Secretary